SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):    November 5, 1998

                                   NSS Bancorp, Inc.
              (Exact Name of Registrant as Specified in Charter)

Connecticut                      0-22937                06-1485317
(State or Other Jurisdiction    (Commission            (IRS Employer
of Incorporation)                File Number)           Identification No.)


48 Wall Street, Norwalk, Connecticut                       06852
(Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code:203-838-4545

                                     N/A
      (Former Name or Former Address, if Changed Since Last Report)


Item 5.  Other Events.

On November 5, 1998, the shareholders of NSS Bancorp, Inc. ("NSS"), at a Special Meeting, approved a Reorganization Agreement dated June 17, 1998 (the "Plan of Reorganization") between NSS and Summit Bancorp, a New Jersey bank holding company ("Summit") pursuant to which Summit will acquire control of NSS and its wholly-owned subsidiary, NSS Bank (the "Reorganization"). All required regulatory approvals for the transaction have also been received. Under the Plan of Reorganization, NSS will be merged with and into Summit and each share of NSS common stock will be exchanged for whole shares of Summit common stock at the exchange rate of 1.232 shares of Summit common stock for each share of NSS common stock. Any NSS shareholder entitled to a fractional share of Summit stock will receive a cash payment equal to a fractional amount multiplied by the closing price of Summit common stock on the last trading day prior to the "Effective Time" of the merger. The merger is expected to be completed before the end of 1998.

The Reorganization is subject to the fulfillment of several additional conditions to closing contained in the Plan of Reorganization, all of which conditions are expected to be satisfied or waived at or before the Effective Time.


SIGNATURES


Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 10, 1998

NSS Bancorp, Inc.
(Registrant)


By: \s\
     Robert T. Judson
Its: President